UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2013

THERMOGENESIS CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-16375 (Commission File Number)	94-3018487 (I.R.S. Employer Identification No.)

2711 Citrus Road
Rancho Cordova, California  95742
(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Employment Agreements with Chief Executive Officer and Chief Financial Officer.

As part of the Compensation Committee of the Board of Directors of ThermoGenesis Corp. (the "Company") annual review of the Company’s executive officers, effective October 25, 2013, the Company entered into employment agreements with its Chief Executive Officer, Matthew T. Plavan and its Chief Financial Officer, Dan T. Bessey.  The forgoing discussion is qualified in its entirety to the employment agreements that have been filed as exhibits.

(1) Matthew T. Plavan.  The Company entered into an employment agreement with Mr. Plavan to serve as Chief Executive Officer.  For his services, Mr. Plavan will be paid a base annual salary as determined by the Board of Directors through the Board’s Compensation Committee, subject to annual review by the Compensation Committee.  Based on the terms of his employment agreement, there was no change to Mr. Plavan’s base salary.  In addition to his base salary, Mr. Plavan will be entitled to cash and stock bonuses and stock options or restricted stock grants as determined by the Compensation Committee.  Further, Mr. Plavan shall participate in all of the Company’s fringe benefit programs in substantially the same manner and to substantially the same extent as other similar employees of the Company.

In the event that Mr. Plavan is terminated without cause by the Company, or delivers his termination for good reason to the Company, Mr. Plavan shall be paid, in addition to his salary earned up until the termination date, a sum equal to twelve months of his base salary in effect as of the termination date.  Further Mr. Plavan’s outstanding options to acquire the Company’s common stock and restricted common stock awards which would have otherwise vested by the later of July 31, 2015, or within nine months of the termination date, shall immediately vest.

In the event that Mr. Plavan is terminated without cause by, or delivers his termination for good reason to, the Company, and such termination occurs three months prior to or within one year of a change in control, Mr. Plavan shall be paid, in addition to his salary earned up until the termination date, (i) a lump sum equal to eighteen months of his base salary in effect as of the termination date; and (ii) a lump sum cash payment equal to one and one-half times Mr. Plavan’s most recently established annual short-term incentive target award.  In addition, all of Mr. Plavan’s outstanding options to acquire the Company’s common stock or restricted stock awards which have not vested as of the termination date shall immediately vest.

(2) Dan T. Bessey.  The Company entered into an employment agreement with Mr. Bessey to serve as Chief Financial Officer.  For his services, Mr. Bessey will be paid a base annual salary as determined by the Board of Directors through the Board’s Compensation Committee, subject to annual review by the Compensation Committee.  Based on the terms of his employment agreement, there were no changes to Mr. Bessey’s base salary.  In addition to his base salary, Mr. Bessey will be entitled to cash and stock bonuses and stock options or restricted stock grants as determined by the Compensation Committee.  Further, Mr. Bessey shall participate in all of the Company’s fringe benefit programs in substantially the same manner and to substantially the same extent as other similar employees of the Company.

In the event that Mr. Bessey is terminated without cause by the Company, or delivers his termination for good reason to the Company, Mr. Bessey shall be paid, in addition to his salary earned up until the termination date, a sum equal to nine months of his base salary in effect as of the termination date.  Further Mr. Bessey’s outstanding options to acquire the Company’s common stock and restricted common stock awards which would have otherwise vested within six months of the termination date shall immediately vest.

In the event that Mr. Bessey is terminated without cause by, or delivers his termination for good reason to, the Company, and such termination occurs three months prior to or within one year of a change in control, Mr. Bessey shall be paid, in addition to his salary earned up until the termination date, (i) a lump sum equal to twelve months of his base salary in effect as of the termination date; and (ii) a lump sum cash payment equal to one times Mr. Bessey’s most recently established annual short-term incentive target award.  In addition, all of Mr. Bessey’s outstanding options to acquire the Company’s common stock or restricted stock awards which have not vested as of the termination date shall immediately vest.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.                       Exhibit Description

10.16                                Employment Agreement with Matthew T. Plavan
10.17                                Employment Agreement with Dan T. Bessey

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS CORP.,
a Delaware Corporation

/s/ Dan T. Bessey
Date: October 29, 2013	Dan T. Bessey,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                Description

10.16                                Employment Agreement with Matthew Plavan
10.17                                Employment Agreement with Daniel Bessey